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                                                                     EXHIBIT 2.5

                         REAL ESTATE MATTERS AGREEMENT


                                    BETWEEN


                              ESS TECHNOLOGY, INC.


                                      AND


                                  VIALTA, INC.


                              ______________, 2001


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                          REAL ESTATE MATTERS AGREEMENT

       This Real Estate Matters Agreement (this "Agreement") is entered into on _______, 2001 between ESS Technology, Inc., a California corporation ("ESS TECHNOLOGY"), and Vialta, Inc., a Delaware corporation ("VIALTA"). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Distribution Agreement (as defined below).

                                    RECITALS

       WHEREAS, ESS Technology will distribute to the holders of its common stock on the Distribution Date, _______ shares of Vialta Class A Common Stock owned by ESS Technology in accordance with the Master Distribution Agreement dated as of _______, 2001 between ESS Technology and Vialta (the "DISTRIBUTION AGREEMENT").

       WHEREAS, the parties desire to set forth certain agreements regarding real estate matters in connection with the Distribution.

       NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below, the parties hereto agree as follows:

       1. General Definitions. The following terms, as used herein, shall have the following meanings. Unless indicated otherwise, all other capitalized terms which are used but are not otherwise defined herein shall have the meanings ascribed to them in the Distribution Agreement.

              1.1 "ADDITIONAL PROPERTIES" means any real property purchased, leased or licensed by ESS Technology or its Subsidiaries after the date of the Distribution Agreement and before the Distribution Date which is a subject of this Agreement.

              1.2 "LANDLORD" means all persons or entities with a right, title or interest in a Leased Property superior to the interest held by Vialta or its respective Subsidiaries, including, without limitation, ground lessors, master lessors, lessors, sublessors, and licensors.

              1.3 "LEASE" means the oral or written agreement whereby Vialta or its respective Subsidiaries obtained all the right, title and interest to exclusive use and occupancy of a Leased Property.

              1.4 "LEASE CONSENTS" means all consents, waivers, amendments, and novations required by a Landlord or other third parties pursuant to a Relevant Lease as a result of the transactions contemplated by the Distribution Agreement.

              1.5 "LEASED PROPERTIES" means the real property leased by Vialta or its Subsidiaries which is a subject of this Agreement pursuant to Section 2.

              1.6 "RELEVANT LEASES" means those Leases with respect to which the consummation of the Distribution either (A) violates a provision of a Lease, or
(B) without the


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consent of the Landlord, triggers a Lease default or an event which, with the passage of time or the giving of notice or both, would be a Lease default.

              1.7 "VIALTA HK" means Vialta.com Hong Kong Company Limited, a Subsidiary of Vialta organized under the laws of Hong Kong.

       2. Retained Real Property. Subject to the terms and conditions of this Agreement, ESS Technology and Vialta agree that, upon the Distribution, Vialta and its Subsidiaries shall hold or retain interests the following real property:

              2.1 Fremont, California. ESS Technology and Vialta are parties to a Commercial Lease Agreement dated January 1, 2001, whereby Vialta leases from ESS Technology an approximately 77,249 square foot building commonly known as 48461 Fremont Boulevard, Fremont, California ("FREMONT PROPERTY"). On the Distribution Date, ESS Technology and Vialta shall enter into an amended and restated lease of the Fremont Property in form and content of Exhibit A attached hereto.

              2.2 Honolulu, Hawaii. Vialta and the Ohana Foundation for Technical Development, a Hawaii nonprofit corporation ("OHANA"), are parties to an oral subsublease of a portion of that certain premises located at 1099 Alakea Street, Suite 2130, Honolulu, Hawaii ("HONOLULU PROPERTY"). On and after the Distribution Date, ESS Technology and Vialta shall use commercially reasonable efforts to (A) obtain Lease Consents from the Landlords to the subsubletting of the Honolulu Property by Vialta, and (B) enter a written subsublease between Vialta and Ohana.

              2.3 Toronto, Canada. Vialta and 235 Investments Limited are parties to that certain Lease dated January 20, 2000, as amended, regarding that certain premises located at 235 Yorkland, Boulevard, Suite 1000, Toronto, Canada ("TORONTO PROPERTY"). On or after the Distribution Date, ESS Technology and Vialta shall use commercially reasonable efforts to obtain the Lease Consent of the Landlord.

              2.4 Hong Kong, China. Vialta HK and Upcenter Investments Limited are parties to that certain Lease dated August 2, 2000 regarding that certain premises located at Units 1008-11, Tenth Floor, 238 Nathan Road, Kowloon, Hong Kong, China ("HONG KONG PROPERTY"). On or after the Distribution Date, ESS Technology and Vialta, and their Subsidiaries shall use commercially reasonable efforts to obtain the Lease Consent of the Landlord.

       3. Obtaining the Lease Consents. Vialta confirms that, with respect to the Hong Kong Property, the Toronto Property and the Honolulu Property, an application has been made or will be made by Vialta or its Subsidiary by the Distribution Date to the relevant Landlord for the Lease Consents.

              3.1 Declarations. Neither Vialta nor ESS Technology shall be required to commence judicial proceedings for a declaration that a Lease Consent has been unreasonably withheld or delayed.


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              3.2 Lease Consents. Vialta will take or cause its applicable
Subsidiary to take such commercially reasonable steps to obtain the Lease Consents as to each Relevant Lease, to wit:

                     3.2.1 if properly required by the Landlord, entering into an agreement with the relevant Landlord to observe and perform the tenant's obligations contained in the Relevant Lease throughout the remainder of the term of the Relevant Lease, subject to any statutory limitations of such liability;

                     3.2.2 if properly required by the Landlord, providing such additional guaranty, surety, deposit or other security in an amount equal to that stated in the Relevant Lease or in an amount consistent with those provided for comparable leases for comparable properties in the vicinity of the Leased Property, and otherwise take all commercially reasonable steps to meet the lawful, commercially reasonable, and fair market requirements of the Landlord, so as to ensure that the Lease Consents are obtained;

                     3.2.3 Vialta shall not be required to obtain a release of any obligation entered into by ESS Technology or its Subsidiary with any Landlord or other third party with respect to any Leased Property.

              3.3 Release of ESS Technology. Vialta agrees to use commercially reasonable efforts obtain the Landlord's consent to the release of any guarantee, surety or other security ESS Technology or its Subsidiaries provided Landlord and, if required, offer the guarantee, surety or other security described in Section 3.2.2 to the Landlord in order to obtain such release. If, with respect to any Leased Property, ESS Technology and Vialta are unable to obtain a release by the Landlord of any guarantee, surety or other security which ESS Technology or its Subsidiary has previously provided to the Landlord, Vialta shall indemnify, defend, protect and hold harmless ESS Technology and its Subsidiary from and after the Distribution Date against all losses, costs, claims, damages, or liabilities incurred by ESS Technology or its Subsidiary as a result of Vialta's occupancy of the Leased Property with respect to such guarantee, surety or other security.

       4. Continued Occupation by Vialta. Vialta or its applicable Subsidiary shall occupy the Leased Properties on and after the Distribution Date and will be responsible for all costs, expenses and liabilities as a consequence of such occupation. Notwithstanding the foregoing, if Vialta reasonably believes that an enforcement or forfeiture action by the relevant Landlord is imminent because of the failure to obtain a Lease Consent, Vialta may immediately vacate the Leased Property. ESS Technology shall be solely responsible for any losses, claims, costs, demands and liabilities incurred Vialta or its Subsidiaries with respect to any default or breach by Vialta or its Subsidiaries of the Relevant Lease for occupying the Leased Property without obtaining a Lease Consent.

       5. Communications from Landlords. ESS Technology, Vialta and their respective Subsidiaries shall promptly supply to each other any notices, demands, invoices and other communications received from any Landlord while Vialta or its applicable Subsidiary occupies any Leased Property without the relevant Lease Consent.


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       6. Failure to Obtain Consent. If, with respect to any Leased Property, at any time a Lease Consent is formally and unconditionally refused in writing, ESS Technology and Vialta shall commence good faith negotiations and use commercially reasonable efforts to resolve the impasse with the Landlord. Such reasonable efforts shall include:

              6.1 If requested by the Landlord, ESS Technology shall provide a guaranty, surety or other security (including, without limitation, a letter of credit) for the obligations of the tenant under the Relevant Lease.

              6.2 If requested by the Landlord, ESS Technology or its Subsidiary shall accept an assignment of the Relevant Lease from Vialta or its Subsidiary and concurrently sublease the Relevant Lease back to Vialta or its Subsidiary, upon terms and conditions reasonably acceptable to the parties; provided, however, that Vialta's duties and obligations under such sublease shall be (i) no greater than ESS Technology's under the Relevant Lease and (ii) consistent with the fair market terms provided for comparable subleases for comparable properties in the vicinity of the Leased Property.

              6.3 If the Landlord will not agree to the alternatives in Sections
6.1 or 6.2, (i) Vialta shall have the right to enter into a new and separate lease for other space in the geographic area of the Leased Property ("NEW PREMISES"), (ii) Vialta and ESS Technology shall negotiate with the Landlord for a termination of the Relevant Lease, and (iii) ESS Technology shall be responsible for, and shall indemnify, defend and hold harmless Vialta and its Subsidiaries from, all costs, expenses, damages and liabilities as a consequence of (a) the negotiation of and early termination of the Relevant Lease, (b) any failure of Vialta or its Subsidiaries to promptly vacate the Leased Property,
(c) any enforcement or forfeiture action threatened or prosecuted by Landlord with respect to an alleged or actual breach of the Relevant Lease on the basis of Vialta's failure to obtain a Lease Consent or any other matter arising out of Vialta's rights and duties under the Distribution Agreements and the Ancillary Agreements, and (d) any moving and relocation costs incurred by Vialta or its Subsidiaries to the New Premises.

       7. Casualty; Lease Termination. The parties hereto shall grant and accept assignments, leases or licenses as described in this Agreement, regardless of any casualty damage or other change in the condition of the Leased Properties.

       8. Tenant's Fixtures and Fittings. The provisions of the Distribution Agreement and the other Ancillary Agreements shall apply to any trade fixtures and personal property located at each Property.

       9. Costs. ESS Technology shall pay all reasonable costs and expenses (including, without limitation, Landlord's consent fees and attorneys' fees and any costs and expenses relating to re-negotiation of Relevant Leases) incurred in connection with (i) obtaining the Lease Consents, (ii) licensing and/or otherwise transferring Additional Properties to Vialta or its Subsidiaries.


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       10. Miscellaneous.

              10.1 Incorporation of Distribution Agreement. The miscellaneous provisions provided in Article V of the Distribution Agreement are incorporated herein by reference as though set forth in full, excepting only Section 5.15 of the Distribution Agreement.

              10.2 Other Agreements. This Agreement is not intended to address, and should not be interpreted to address, the matters expressly covered by the Distribution Agreement and/or the other Ancillary Agreements. In the event of a conflict between this Agreement and the Distribution Agreement and/or any other Ancillary Agreement executed in connection herewith, the provisions of this Agreement shall prevail.

              10.3 Disputes. Any and all controversies, disputes or claims arising out of, relating to, in connection with or resulting from this Agreement (or any amendment thereto or any transaction contemplated hereby or thereby), including as to its existence, interpretation, performance, non-performance, validity, breach or termination, including any claim based on contract, tort, statute or constitution and any claim raising questions of law, whether arising before or after termination of this Agreement, shall be deemed a Dispute as defined in Section 4.6 of the Distribution Agreement and shall be resolved exclusively by, in accordance with, and subject to the procedures and limitations set forth in, Section 4.6 of the Distribution Agreement.

       IN WITNESS WHEREOF, each of the parties has caused this Real Estate Matters Agreement to be executed on its behalf by its officers thereunto duly authorized on the day and year first above written.

ESS TECHNOLOGY, INC.,                   VIALTA, INC.,
a California corporation                a Delaware corporation

By:                                     By:
      ------------------------------          ----------------------------------

Name:                                   Name:
      ------------------------------          ----------------------------------

Title:                                  Title:
      ------------------------------          ----------------------------------


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